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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 10)*

                             PERCEPTRONICS, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               713611-10-1
                     ----------------------------------
                              (CUSIP Number)

                            December 31, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 713611-10-1                13G
          -----------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GERSHON WELTMAN
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP.                             (b)  / /
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 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER: 301,511
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER: 1,617
 PERSON WITH:
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER: 301,511

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER: 1,617

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        303,128
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.50%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

           IN
-------------------------------------------------------------------------------


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ITEM 1.

    (a)   NAME OF ISSUER: Perceptronics, Inc.

    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          21010 Erwin Street
          Woodland Hills, California 91367



ITEM 2.

    (a)   NAME OF PERSON FILING: Gershon Weltman

    (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:   21010 Erwin Street
                                                  Woodland Hills, CA 91367

    (c)   CITIZENSHIP:  U.S.A.

    (d)   TITLE OF CLASS OF SECURITIES: Common Stock

    (e)   CUSIP NUMBER: 713611-10-1


ITEM 3.   STATEMENT FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C):
          Not Applicable


ITEM 4

    (a) AMOUNT BENEFICIALLY OWNED: 303,128 shares, including 55,000 shares underlying exercisable options and 1,617 shares held as trustee of the Perceptronics, Inc. 401(K) Plan as to which beneficial ownership is disclaimed.


    (b) PERCENT OF CLASS: 5.50%


    (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i) Sole power to vote or to direct the vote: 301,511

         (ii) Shared power to vote or to direct the vote: 1,617

        (iii) Sole power to dispose or to direct the disposition of: 301,511

         (iv) Shared power to dispose or to direct the disposition of: 1,617


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP: Not Applicable

ITEM 10. CERTIFICATION: Not Applicable


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 10, 1999               /s/ Gershon Weltman
                                       ----------------------------------------
                                       Gershon Weltman



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